                                                                   Exhibit 10.14

                            MASTER VENTURE AGREEMENT

THIS MASTER VENTURE AGREEMENT (the "Agreement") is entered into as of February 9, 1999 (the "Effective Date") by and among QUOKKA SPORTS, INC., a Delaware corporation with its principal place of business at 525 Brannan Street, Ground Floor, San Francisco, CA 94107 ("Quokka"); NBC OLYMPICS, INC., a Delaware corporation with its principal place of business at 30 Rockefeller Plaza, New York, NY 10112 ("NBC"); and NBC/QUOKKA VENTURES, LLC, a Delaware limited liability company with its principal place of business at 30 Rockefeller Plaza, New York, NY 10112 ("NQV").

                                    RECITALS

WHEREAS, Quokka is a digital sports media company specializing in the development of technology for and the production of coverage of international sporting events via the Internet and other digital media;

WHEREAS, NBC is a subsidiary of a leading television company with a major broadcast television network, several cable television networks, and television production facilities;

WHEREAS, NBC has acquired from the International Olympic Committee ("IOC") the U.S. rights to broadcast the Olympic Games in 2000 and 2004, and the Winter Olympic Games in 2002;

WHEREAS, NBC and Quokka have formed NQV for the purpose of utilizing their respective capabilities in the creation and operation of interactive media coverage of the Events (as defined below) via the Internet and other digital media; and

WHEREAS, the parties desire to memorialize their obligations and undertakings in connection with the organization and operation of NQV.

NOW THEREFORE, the parties hereby agree as follows:

                                    AGREEMENT

1.  DEFINITIONS

        The following terms used in this Agreement will have the following meanings:

        1.1. "CHANNEL" shall mean the specific Site (as defined below) developed by NQV hereunder which may include, among other things, Highlight Video and Other Material (as defined in the NBC Rights and Services Terms).

        1.2. "CURRENT CONTENT PLAN" shall have the meaning specified in the Operating Agreement.

        1.3. "EVENTS" shall mean the Games and all events (i) the Interactive Media rights to which are owned or otherwise controlled by a U.S. National Governing Body that has



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                controlling jurisdiction over the selection of the participants from a sport in an Olympic Games and (ii) which occur during the term of this Agreement to which NBC has broadcast television and Internet Medium rights (as hereinafter defined).

        1.4. "EXPIRATION DATE" shall mean the date occurring on the expiration of the Extension Negotiation Period (as defined in Section 7.1 of this Agreement) unless the parties agree to extend the Agreement during such Extension Negotiation Period.

        1.5. "GAMES" shall mean each of the international sporting events commonly known as the Olympic Games currently planned to be held in Sydney, Australia in 2000; Salt Lake City, USA in 2002; Athens, Greece in 2004; and such other succeeding Olympic Games as the parties may agree pursuant to Section 7.1.

        1.6. "GAMES PERIOD" shall mean, with respect to each Games other than the 2000 Games, the period commencing sixty (60) days after the conclusion of the prior Games and continuing through the period ending sixty (60) days after the conclusion of such Games. For the 2000 Games, the Games Period shall commence upon the Effective Date and continue through the period ending sixty (60) days after the conclusion of such Games.

        1.7. "INITIAL CONTENT PLAN" shall mean the first Content Plan developed with respect to the first Games.

        1.8. "INTERNET MEDIUM" shall include: (i) the Internet and World Wide Web as are in existence as of the Effective Date and their successor or related networks; (ii) any Internet Protocol-based methods of transmission and/or delivery or any Internet protocol-based networks and their successors; and (iii) any medium involving the delivery of content (e.g., text, computer code, still images, audio, motion video, tactile, olfactory or other sensory impressions) for use by an end user by means of a monitor, television screen, viewing screen or other display device where delivery of such content occurs by any transmission modality (e.g., copper wire, fiber optic or coaxial cable, satellite or terrestrial wireless transmission systems) now or hereafter devised, provided that the end user has the capacity to manipulate the content during its use to enhance, change delete or otherwise alter the specific content that is being provided. In applying the foregoing definition, if content is disseminated by means of any two or more media that are intended primarily to be displayed to the end user concurrently and in an integrated way through a single display device, the two or more media will be considered in the aggregate as a single medium, which will be considered Internet Medium if the combined media in the aggregate satisfy the above definition.

        1.9. "LIMITED ACTIVITIES" shall mean those areas of activity set forth on the Limited Activity List delivered contemporaneously herewith, as it may be updated from time to time in accordance with Section 3.2.

        1.10. "NBC COMPETITOR" shall have the meaning specified in the Operating Agreement.

        1.11. "NBC RIGHTS AND SERVICES TERMS" shall mean the terms set forth in Exhibit A.



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        1.12.   "OPERATING AGREEMENT" shall mean that certain Operating
                Agreement of NQV between NBC and Quokka of even date herewith, as such may be amended from time to time.

        1.13. PRINCIPLES OF COMPENSATION" shall mean the terms set forth in the Principles of Compensation delivered contemporaneously herewith, as such may be amended from time to time.

        1.14. "QUOKKA RIGHTS AND SERVICES TERMS" shall mean the terms set forth in Exhibit B.

        1.15. "QUOKKA WARRANTS" shall mean the warrants to purchase stock in Quokka in the form delivered by Quokka to NBC.

        1.16. "REDUCED SPENDING PLAN" shall have the meaning specified in the Operating Agreement.

        1.17. "SITE" shall mean any collection of content which may include data, text, graphics, sound, video, images, photographs, animation or any form of content hereafter developed which is delivered for use by an end user to a monitor, television screen, viewing screen or other display device via any transmission modality now known or hereafter developed (including the Internet Medium) and which provides the end user with the capacity to manipulate the content during its use to enhance, change, delete or otherwise alter the specific content that is being provided.

        1.18. "TERMINATION DATE" shall mean the effective date of any termination of the either the NBC Rights and Services Terms or the Quokka Rights and Services Terms.

2.      ADDITIONAL VENTURE AGREEMENTS

        Upon execution of this Agreement, NBC and Quokka will enter into the Operating Agreement. NBC and Quokka shall have the further obligation to negotiate in good faith to develop, for approval by a Supermajority of the Directors, an Initial Content Plan and the Principles of Compensation no later than the Drop-Dead Date (as defined in the Operating Agreement). When such Principles of Compensation are agreed upon, they shall be deemed adopted contemporaneously with this Agreement. In the event a Mutual Termination Event (as defined in
        Section 11.4) occurs and this Agreement, including without limitation Exhibits A and B, is terminated by NBC, then NBC shall reimburse Quokka for one half (1/2) of the reasonable costs of the services of Paul Gudelis, Tom Feuer, Lisa Rubarth, Kent Schacht, Bill Murray, Joe McQueeney and Robert Vermeolen in preparing the Content Plan and other work solely associated with the Channel, in each case, as conducted from January 1, 1999 through the Drop-Dead Date.

3.      OPERATIONS OF NQV



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        3.1.    NQV will, at its sole cost and expense, except as provided for herein, create, develop, produce, host, maintain and market the Channel at all times in accordance with the Current Content Plan with respect to such Games, as approved in accordance with the terms of the Operating Agreement.

        3.2. NQV will not participate or engage in the Limited Activities unless NBC and Quokka mutually agree in writing to permit NQV to do so. Subsequent to the Effective Date, either NBC or Quokka may add Limited Activities to the Limited Activity List delivered contemporaneously herewith; provided, however, that neither NBC nor Quokka may add Limited Activities that would prevent NQV from participating in any activity reasonably related to exercising its rights or carrying out its obligations as set forth in this Agreement, the NBC Rights and Services Terms or the Quokka Rights and Services Terms.

4.      PROCEDURES FOR SALES OF ADVERTISEMENTS AND SPONSORSHIPS

        NQV will be entitled to sell advertisements or sponsorships on the Channel (collectively "Advertising") only in accordance with, and subject to the limitations set forth in, the Advertising Sales Procedures delivered contemporaneously herewith. Moreover, NBC and Quokka shall only be entitled to sell Advertising in accordance with such Advertising Sales Procedures.

5.      GRANT OF QUOKKA WARRANTS.

        Concurrently with the execution and delivery of this Agreement, Quokka shall issue to NQV the Quokka Warrants and each of Quokka, NBC and NQV shall execute and deliver a Warrant Issuance Agreement in such form as shall be agreed among the parties.

6.      INVOLVEMENT OF OTHER PARTIES

        6.1. For the 2000 Games only, to the extent that NQV determines to enter into any transaction [ * ], NQV shall make the first approach to [ * ] with respect to the right to enter into such transaction, and shall, if [ * ] is interested in such a transaction, negotiate exclusively with [ * ] for a period of [ * ] days after making such offer.

        6.2. The parties acknowledge and agree that it would be desirable for the [ * ] to have its websites located within the Channel and that NBC has entered into an agreement with [ * ], a copy of the pertinent provisions of which has been delivered to Quokka. NQV agrees to assume at its cost all obligations of NBC with respect to such hosting, design and marketing as contained in such agreement.

7.      RIGHTS OF FIRST NEGOTIATION

        7.1. [ * ] NQV shall have a Right of First Negotiation with respect to continuation of the NBC Rights and Services Terms for the


[ * ] Confidential Treatment Requested


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                Games Periods after the 2004 Games (and for all Events during such Games Periods) for which NBC has acquired Internet Medium rights as of the Effective Date. The "Right of First Negotiation" means that prior to negotiating with any third party with respect to rights identical to those that NBC has granted to NQV pursuant to the NBC Rights and Services Terms, NBC shall first negotiate in good faith exclusively with NQV for a period of [ * ] days (the "Extension Negotiating
                Period"). Thereafter, NBC shall have no further obligation to NQV or Quokka with respect to such rights unless the parties shall otherwise agree in writing.

        7.2. No later than June 1, 1999, NBC shall have a right of first negotiation with respect to conventional broadcast rights (to the extent Quokka secures such rights) for competitive "adventure" sporting events covered by Quokka, and Quokka will negotiate exclusively with NBC with respect to such rights for a period of sixty (60) days thereafter. Thereafter, Quokka shall have no further obligation to NBC with respect to such rights unless the parties shall otherwise agree in writing.

8.      BRANDING

        The parties acknowledge that one of the goals of this venture is to maximize the revenue of NQV. The parties also acknowledge that the Channel will be the official and exclusive location for NBC's Site coverage of the Games and will, accordingly, bear the composite NBC/Olympic branding, subject in each case to the restrictions contained in the NBC Rights and Services Terms, the terms of which are incorporated herein by reference. Furthermore, any brands, marks and logos licensed to NQV pursuant to the Quokka Rights and Services Terms, the terms of which are incorporated herein by reference, shall be used to add value to NQV in a manner to be mutually determined in accordance with the Current Content Plan.

9.      CONFIDENTIALITY AND NON-DISCLOSURE

        9.1. Each party agrees that during the term of this Agreement that such party may come into possession of Confidential Information of the other party(ies). For the purposes of this Agreement, "Confidential Information" means any information which the party disclosing the information (the "Discloser") identifies orally, visually or in writing as confidential or which the party receiving the information (the "Receiver") knows or has reason to know is confidential to the Discloser. The terms and conditions of this Agreement, the Operating Agreement, the NBC Rights and Services Terms, the Quokka Rights and Services Terms, the Warrants and the Warrant Issuance Agreement shall be considered Confidential Information of each party. Confidential Information does not include information which is: (a) already known by the Receiver at time of disclosure; (b) is or becomes, through no act or fault of Receiver, publicly known; (c) received by Receiver from a third party without a restriction on disclosure or use; (d) independently developed by Receiver without reference to Discloser's Confidential Information; or
                (e) required or reasonably necessary to comply with laws, statutes, regulations, orders, and other governmental rules, including, without limitation, any voluntary filing under the Securities Act of 1933, as amended, or the Securities and Exchange Act of 1934, as

        [ * ]   Confidential Treatment Requested

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                amended. The foregoing notwithstanding, prior to making any filing under either the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, which discloses the existence or terms of this Agreement, the Operating Agreement, the NBC Rights and Services Terms, the Quokka Rights and Services Terms, the Warrants or the Warrant Issuance Agreement, Quokka shall, to the extent permitted by law, disclose to NBC in advance any portion of such anticipated filing and shall provide NBC a reasonable opportunity to review and comment on such portion of any such anticipated filing.

        9.2. The Receiver shall hold the Confidential Information in confidence and shall not disclose the Confidential Information to third parties nor use the Confidential Information for any purpose other than as permitted in this Agreement and the other agreements executed contemporaneously herewith. The Receiver shall not, at any time during or after the term of this Agreement, disclose the Confidential Information to any person except its employees, consultants and other agents who have a need to know such Confidential Information and who have agreed to be bound by terms and conditions substantially similar to, and no less restrictive with respect to limitations on use and disclosure than, those of this Agreement. Notwithstanding the foregoing, Quokka may disclose the terms of Agreement to bankers, investment counselors and potential investors or acquirors in connection with any potential investment in or acquisition of Quokka, provided that prior to receiving such information such entities have agreed to limit access to only those persons within their organization who have a need to know such Confidential Information for the purpose of evaluating such potential investment or acquisition or similar transaction and who have agreed to be bound by terms and conditions substantially similar to, and no less restrictive with respect to limitations on use and disclosure than, those of this Agreement. Furthermore, notwithstanding the foregoing, NBC may disclose the terms of the Agreement to [ * ] in connection with [ * ] in connection with the potential acquisition of up to [ * ] of NBC's economic interest in the Class B Interests, provided that prior to receiving such information such entity has agreed to limit access to only those persons within their organization who have a need to know such Confidential Information for the purpose of evaluating such potential investment or acquisition or similar transaction and who have agreed to be bound by terms and conditions substantially similar to, and no less restrictive with respect to limitations on use and disclosure than, those of this Agreement.

        9.3. Upon termination or expiration of this Agreement for any reason, at Discloser's direction, a Receiver shall return or destroy all copies of Confidential Information in its possession that is received exclusively from the other party.

        9.4. NBC and Quokka agree to issue a mutually agreeable press release relating to the creation of NQV promptly as practicable after the Effective Date.


[ * ] Confidential Treatment Requested


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10.     LIMITATIONS OF LIABILITY

        EXCEPT TO THE EXTENT EXPRESSLY SET FORTH IN EITHER THE NBC RIGHTS AND SERVICES TERMS OR THE QUOKKA RIGHTS AND SERVICES TERMS, AS APPLICABLE, IN NO EVENT SHALL ANY PARTY BE LIABLE TO ANY OTHER FOR ANY CONSEQUENTIAL, SPECIAL, INDIRECT OR INCIDENTAL DAMAGES ARISING FROM OR RELATING TO THIS AGREEMENT, INCLUDING ITS EXHIBITS. THE FOREGOING IS NOT INTENDED TO LIMIT NQV'S INDEMNIFICATION OBLIGATIONS AS SET FORTH IN ARTICLE 8 OF THE OPERATING AGREEMENT.

11.     TERM AND TERMINATION

        11.1. This Agreement, including without limitation Exhibits A and B, shall continue in effect from the Effective Date until the earlier of the Termination Date or the Expiration Date unless terminated earlier in accordance with Section 11.2, 11.3 or 11.4

        11.2. This Agreement, including without limitation Exhibits A and B, may be terminated by: (1) either party upon the dissolution of NQV; (2) either NBC or Quokka due to a material breach of the Operating Agreement, Warrants or Warrant Issuance Agreement by the other party which has not been cured by such party within thirty (30) days of the receipt of written notice of such breach; (3) by NQV or Quokka due to a material breach by NBC of the terms hereof, including without limitations Exhibits A and B, which has not been cured by NBC within thirty (30) days of the receipt of written notice of such breach by NBC; (4) by NQV or NBC due to a material breach by Quokka of the terms hereof, including without limitation Exhibits A and B, which has not been cured by Quokka within thirty (30) days of the receipt of written notice of such breach by Quokka; or (5) by Quokka (solely in the case where there are two Class A Directors) or NBC due to a material breach by NQV of the terms hereof or of the Operating Agreement which has not been cured by NQV within thirty (30) days of the receipt of written notice of such breach by NQV. The foregoing notwithstanding, in each of cases (2) -
                (5) above, in the event that the breach in question is not curable, then the breaching party shall only be entitled to a forty-eight (48) hour notice period prior to termination by the other party.

        11.3. NBC shall have thirty (30) days from the date it receive notice of approval of a Reduced Spending Plan to terminate this Agreement, including without limitation Exhibits A and B. Notice of approval of a Reduced Spending Plan shall be deemed to have been received by NBC on the date of approval of a Reduced Spending Plan if any Class B Director is present at the vote on approval of a Reduced Spending Plan.

        11.4. Either NBC or Quokka shall have the right to terminate this Agreement, including without limitation Exhibits A and B, at any time within ten (10) days after a Mutual Termination Occasion. A "Mutual Termination Occasion" arises under either of the following circumstances: (i) in the event that a Supermajority of the Directors fails to approve an Initial Content Plan by the Drop-Dead Date; or (ii) in the event that a Supermajority of the Directors fails to approve Principles of Compensation by the Drop


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                Dead Date. Termination of this Agreement, including without limitation Exhibits A and B, pursuant to the terms of this
                Section 11.4 by either NBC or Quokka shall be deemed a "Mutual Termination Event."

12.     GENERAL PROVISIONS

        12.1. This Master Venture Agreement, and the application of interpretation hereof, shall be governed exclusively by its terms and by the laws of the State of Delaware (without giving effect to principles of conflicts of laws).

        12.2. If any provision of this Master Venture Agreement or the application thereof to any person or circumstance shall be held to be invalid, illegal or unenforceable to any extent, the remainder of this Master Venture Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

        12.3. The headings in this Master Venture Agreement are inserted for convenience only and in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Master Venture Agreement or any provision hereof.

        12.4. Any notice, demand or communication required or permitted to be given by any provision of this Master Venture Agreement shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day,
                (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt, or (v) if earlier, upon receipt. All communications shall be delivered to the Company's address or facsimile number as such appears in the Company's records as of the date hereof or to such other address or facsimile number as the Company may designate by ten (10) days advance written notice to the other parties hereto.

        12.5. Each party hereby agrees to execute such other and further instruments necessary to comply with any laws, rules or regulations or in connection with perfecting or protecting or enforcing any provision of this Agreement including assignments or rights granted to such party hereunder.

        12.6. This Agreement may not be assigned in whole or in part by any party without the other parties' prior written consents or as set forth in the Operating Agreement.

        12.7. Whenever the singular number is used in this Master Venture Agreement and when required by the context, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders and vice versa. This Master Venture Agreement is prepared and executed in the English language only and any translation of this Master Venture Agreement into any other language shall have no effect.



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        12.8.   The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Master Venture Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

        12.9. The rights and remedies provided by this Master Venture Agreement are cumulative, and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies. Such rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

        12.10. Except for the Operating Agreement for this venture, the Warrant Issuance Agreement, the Warrants, the NBC Rights and Services Terms and the Quokka Rights and Services Terms and such other documents referenced herein, this Agreement and the Exhibits attached hereto set forth the entire and exclusive understanding and agreement of the parties as to the subject matter hereof, and supersede any and all prior or contemporaneous oral or written agreements or understandings among the parties as to the subject matter of this Agreement. This Agreement may be changed only by a document in writing signed by both parties. Waiver by any party of a breach of any provision contained herein must be in writing, and no such waiver shall be construed as a waiver of any succeeding breach of such provision or a waiver of the provision itself.

        12.11. This Master Venture Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.



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        IN WITNESS WHEREOF, the parties hereto have executed this Master Venture
Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                        QUOKKA SPORTS, INC



                                        By:  /s/ LES SCHMIDT
                                           -------------------------------------
                                           Name:  Les Schmidt
                                           Title: Chief Financial Officer


                                        NBC OLYMPICS, INC.



                                        By:  /s/ RANDEL FALCO
                                           -------------------------------------
                                           Name:  Randel Falco
                                           Title: President


                                        NQV/QUOKKA VENTURES, LLC



                                        By:  /s/ G. MICHAEL NOVELLY
                                           -------------------------------------
                                           Name:  G. Michael Novelly
                                           Title: Chief Financial Officer




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                                    EXHIBIT A

                        NBC RIGHTS AND SERVICES AGREEMENT

Unless otherwise defined herein, capitalized terms have the meaning ascribed to them in the Master Venture Agreement.

1.   DEFINITIONS:

     "Event Video" shall mean moving video and accompanying synchronous audio of the Events, including Opening and Closing Ceremonies, whether derived from the NBC Television Network feed, the host feed, or any other feeds ("Other Feeds") available to NBC at the Events, provided that NQV shall reimburse NBC for any additional costs associated with obtaining such Other Feeds.

     "Highlight Video" shall mean moving video clips and accompanying synchronous audio of the Events, including Opening and Closing Ceremonies, which do not exceed in the aggregate: (i) for any individual match, round of competition, race or game substantively broadcast (i.e., more than a [*] second clip) by the NBC Television Network in Primetime (as defined hereafter), the lesser of [*] minutes or [*] of the duration of the particular individual match, round of competition, race or game being reported upon; (ii) for any individual match, round of competition, race or game substantively broadcast (i.e., more than a [*] second clip) by NBC Television in any time period that is not Primetime, the lesser of [*] minutes or [*] of the duration of the particular individual match, round of competition, race or game being reported upon; and
(iii) for any individual match, round of competition, race or game not broadcast in any substantive part (i.e., more than a [*] second clip) by NBC Television, the lesser of [*] minutes or [*] of the duration of the particular individual match, round of competition, race or game being reported upon; provided, that notwithstanding the foregoing, no single clip of such video shall be more than [*] seconds in length; and, provided, further, that NQV may not aggregate such clips, or provide a means for end users to aggregate such clips, from any single event in a manner which would avoid the limitations contained in this paragraph.

     "NBC Television" shall mean the NBC Television Network, CNBC, MSNBC or any other NBC-produced coverage on a network broadcast, cable or DBS service.

     "Other Video" shall mean historical Event footage as well as any non-competition video consisting of segments, features and other programming (e.g., "Up Close and Personal") related to the Events, whether occurring prior to, during or after the Events.

     "Primetime" shall mean the hours of [*] p.m. to [*] a.m. in each U.S. time zone.

     "United States Broadcast Territory" shall mean the United States and its territories and possessions, excluding Puerto Rico.

     [*]  Confidential Treatment Requested


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2.   GUIDING PRINCIPLES REGARDING EVENT VIDEO

     a) NBC represents and warrants that it has been granted a license for the exclusive Internet Medium rights in the United States Broadcast Territory in and to the Games for at least [*] and that it has been granted a license for the exclusive broadcast, cable and Internet Medium rights in the United States Broadcast Territory in and to each associated U.S. Olympic Trials to which NBC has the broadcast rights for at least [*] and the [*] day period following each such Games. NBC shall use commercially reasonable efforts to extend the duration of the foregoing rights on either an exclusive or non-exclusive basis. Quokka acknowledges and agrees that notwithstanding anything to the contrary contained herein or in any other document or agreement contemplated hereby, no rights with respect to Event Video are conveyed herein to Quokka or NQV other than as expressly set forth in Sections 3 hereof, and that all rights to Event Video owned or held by NBC shall remain NBC's except as otherwise granted.

     b) Quokka further acknowledges and agrees that NBC may use, promote, market, sell, display, perform, distribute, incorporate interactive elements in its broadcast signal for distribution by broadcast, cable or DBS and otherwise exploit the Event Video, or sell, license or otherwise transfer such rights to third parties other than NQV, in any medium (including the Internet Medium) via any transmission modality now known or hereafter developed, subject to the constraints of Section 2(c) hereof. Quokka further acknowledges that NBC will have the right to incorporate interactive elements within its broadcast video signal for distribution through normal broadcast, cable or DBS channels.

     c) In order to protect the rights granted to NQV herein, NBC represents and warrants that it has not and shall not use or distribute, nor shall it license the use or distribution of, Event Video, for use either in whole or in part whether including Other Material and still photographs taken from Event Video or not, over the Internet Medium except in such circumstance where such Event Video is used and/or available to the end user solely by itself, or with limited value added elements "Value Added Elements", such that the Value Added Elements would be [*]

3.   RIGHTS GRANTED TO NQV

     a) NBC grants to NQV an exclusive non-transferable license to produce, distribute, promote and market the Channel as the "official" and exclusive location for NBC's Site coverage of the Events.

     b) Subject to Sections 2(b) and 2(c), NBC grants to NQV for use in the creation and operation of the Channel the exclusive, non-transferable license to incorporate

     [*]  Confidential Treatment Requested


                                       2.

     into the Channel and distribute by means of the Internet Medium throughout the United States Broadcast Territory Highlight Video from all Event Video owned by NBC or licensed to NBC where NBC has the right to sublicense such rights to the Event Video. To the extent that during the Term NBC is granted a license or is otherwise permitted to distribute by means of the Internet Medium Highlight Video outside the United States Broadcast Territory, then the license granted hereunder shall automatically expand to match such corresponding territory. Subject to Sections 2(b) and 2(c), NBC further grants to NQV for use in the creation and operation of the Channel the exclusive, non-transferable license to incorporate into the Channel and distribute by means of the Internet Medium throughout the world still photographs and sequential still photographs taken from Highlight Video from all Event Video owned by NBC or licensed to NBC where NBC has the right to sublicense such rights to the Event Video. Notwithstanding the foregoing, NQV's rights hereunder with respect to the Event Video (including still photographs therefrom) shall be subject to the right of NBC, in its sole discretion, to impose restrictions on the display or other use of Event Video (including still photographs therefrom) due to: (i) NBC's inability to grant such rights to NQV as a result of contractual limitations or restrictions imposed by, or conflicts with any legal rights held by the IOC or any other person or entity possessing intellectual property or other rights in such Event Video; (ii) any conflicts with NBC's current sponsors or advertisers or the IOC's, United States Olympic Committee's ("USOC"), Sydney Organizing Committee of the Olympic games ("SOCOG"), Salt Lake Olympic Organizing Committee's ("SLOOC"), the 2004 Games Organizing Committee's sponsors or advertisers; (iii) transactions by NQV or Quokka with NBC Competitors; (iv) competition with NBC's broadcast, cable or direct broadcast satellite ("DBS") coverage; or (v) violations of NBC's, NBC Sports', the IOC's, the USOC's or other Olympic organizations' editorial policies and practices. In the event that NBC shall be obligated to pay any non de minimis amounts to third parties (other than the IOC, USOC or any U.S. NGB with respect to the Games and U.S. Olympic Trials) by reason of the licensing or use of any Event Video to or by NQV, then NBC shall, to the extent practicable, promptly notify NQV of such amounts, and if NQV elects to use (or has used) such Event Video, then it shall be solely responsible for any such charges. NBC will use commercially reasonable efforts to make all Event Video available to NQV regardless of whether NBC uses such Event Video in any broadcast coverage of Events. NBC will provide NQV with reasonable and timely means of technical access to all Event Video, but in no event by a quality of method and/or timeliness no less than the quality of method and/or timeliness provided to NBC's local affiliates and any company which may license any Internet Medium rights to the Event Video.

(c) NBC grants to NQV for use in the creation and operation of the Channel the non-exclusive, non-transferable license to incorporate into the Channel and distribute by means of the Internet Medium throughout the United States Broadcast Territory all Other Video owned by NBC or licensed to NBC where NBC has the right to sublicense such rights to the Other Video. NBC grants to NQV for use in




                                       3.

     the creation and operation of the Channel the non-exclusive, non-transferable license to incorporate into the Channel and distribute by means of the Internet Medium throughout the world all research and other materials whether text, audio, video, still footage, written or fixed in any other medium owned by NBC or licensed to NBC (collectively with the Other Video sometimes referred to herein as the "Other Material") where NBC has the right to sublicense such rights to the Other Material. To the extent that during the Term NBC is granted a license or is otherwise permitted to distribute by means of the Internet Medium the Other Video outside the United States Broadcast Territory, then the license granted hereunder shall automatically expand to match such corresponding territory. Subject to Sections 2(b) and 2(c), NBC further grants to NQV for use in the creation and operation of the Channel the exclusive, non-transferable license to incorporate into the Channel and distribute by means of the Internet Medium throughout the world still photographs and sequential still photographs taken from Other Material owned by NBC or licensed to NBC where NBC has the right to sublicense such rights to the Other Material. Notwithstanding the foregoing, NQV's rights hereunder with respect to the Other Material (including still photographs therefrom) shall be subject to the right of NBC, in its sole discretion, to impose restrictions on the display or other use of Other Material (including still photographs therefrom) due to: (i) NBC's inability to grant such rights to NQV as a result of contractual limitations or restrictions imposed by, or conflicts with any legal rights held by the IOC or any other person or entity possessing intellectual property or other rights in such Other Material;
     (ii) any conflicts with NBC's current sponsors or advertisers or the IOC's, USOC's, SOCOG's, SLOOC's, the 2004 Games Organizing Committee's sponsors or advertisers; (iii) transactions by NQV or Quokka with NBC Competitors; (iv) competition with NBC's broadcast, cable or DBS coverage; or (v) violations of NBC's, NBC Sports', the IOC's, the USOC's or other Olympic organizations' editorial policies and practices. In the event that NBC shall be obligated to pay any non de minimis amounts to third parties (other than for the specific Event rights granted by the IOC, USOC or any U.S. NGB) by reason of the licensing or use of any Other Material to or by NQV, then NBC shall, to the extent practicable, promptly notify NQV of such amounts, and if NQV elects to use or has used such Other Material, then it shall be solely responsible for any such charges. NBC will use commercially reasonable efforts to make all Other Material available to NQV regardless of whether NBC uses such Other Material in any broadcast coverage of Events. NBC will provide NQV with reasonable and timely means of technical access to all Other Material, but in no event by a quality of method and/or timeliness no less than the quality of method and/or timeliness provided to NBC's local affiliates and any company which may license any Internet Medium rights to the Event Video.

d) Recognizing the priority of its broadcast needs, NBC shall use reasonable commercial efforts to provide at no additional cost to NQV the following:





                                      4.

          (i) Reasonable access on a twenty-four hour basis to NBC's television production, transmission archive and storage facilities, wherever located, for purposes of retrieving the Event Video and Other Material in a timely manner for the Channel, subject to NBC's reasonable rules and policies regarding such access and availability of space;

          (ii) Reasonable and timely access to the Commentator Information System (CIS);

         (iii) Access to and timely assistance from such production personnel as shall be reasonably necessary to facilitate the retrieval of Event Video and Other Material for the Channel;

          (iv) The participation of a reasonable variety of on-air personnel, selected by NBC in its sole discretion, during the Games and from time to time prior to and after the Games, such participation to include appearances on the Channel on a live or delayed basis;

           (v) Reasonable access to venues, athletes, coaches, Event officials and spectators (to the extent NBC is able to facilitate the same), for appearances on the Channel.

     (e) NBC grants to NQV a non-exclusive, non-transferable license during the term of the Master Venture Agreement to use the composite NBC/Olympic logo on the Channel in connection with the production, operation, promotion, marketing and distribution of the Channel pursuant to the Master Venture Agreement, in all media in connection with all third party promotion, advertising and sponsorship of the Channel and in connection with Derivative Products (as herein defined). The rights granted herein are solely for the use of the NBC/Olympic logo and do not include any right to use the NBC mark (in any variation) or the Olympic mark (in any variation) standing alone. Notwithstanding the foregoing, the use of the composite NBC/Olympic logo shall be subject to the right of NBC, in its sole discretion, to impose restrictions due to: (i) NBC's inability to grant such rights to NQV as a result of contractual limitations or restrictions imposed by, or conflict with any legal rights held by the IOC, the USOC or any other person or entity possessing intellectual property or other rights in the composite NBC/Olympic logo; (ii) any conflicts, as may be applicable, with NBC's current sponsors or advertisers or the IOC's, USOC's, SOCOG's, SLOOC's, the 2004 Games Organizing Committee's sponsors or advertisers; (iii) transactions by NQV or Quokka with NBC Competitors;
          (iv) competition with NBC's broadcast, cable or DBS coverage; or (v) violations of NBC's, NBC Sports', the IOC's, the USOC's or other Olympic organizations' editorial policies and practices. NQV acknowledges that this is a license and that no ownership interest in and to the NBC/Olympic logo is transferred, and that the NBC/Olympic logo used alone or with other elements together with the goodwill of the entities symbolized thereby shall remain the property of NBC and the IOC, respectively. To the extent that any



                                       5.

     goodwill is generated by the activities of NQV with respect to the composite NBC/Olympic logo, the parties agree that all such goodwill shall accrue to and be owned by NBC and the IOC. NQV agrees not to challenge or contest NBC or the IOC's ownership interest respectively, in the NBC and Olympic marks, the rights of NBC and the IOC in the NBC/Olympic logo, the validity of the NBC and Olympic marks and the NBC/Olympic logo, and agrees that it will do nothing inconsistent with such ownership and all use of the NBC/Olympic logo shall accrue to and benefit and be on behalf of NBC and the IOC. NQV agrees that it will not set up any adverse claim against NBC or the IOC, their parents, affiliates or subsidiaries, as a result of the use of the NBC/Olympic logo and that it will fully cooperate with NBC in any and all activities necessary to maintain NBC's and IOC's rights in the NBC/Olympic logo, including cooperating with NBC in recording this agreement with appropriate governmental entities, where necessary. NQV shall comply with all applicable laws and regulations and shall not authorize use by third parties of the NBC/Olympic logo without NBC's permission. NQV is subject to all the restrictions imposed on the use of the NBC/Olympic logo mark by agreements between NBC and third parties, including but not limited to the IOC, the USOC, SOCOG, SLOOC, the 2004 Games Organizing Committee or NBC's current sponsors or advertisers. All rights to the NBC/Olympic logo not expressly granted are hereby reserved by NBC. NQV's use of the composite NBC/Olympic logo will be subject to the prior written approval of NBC, which approval shall not be unreasonably withheld or delayed. NQV agrees to maintain the quality of the Channel at a level that meets or exceeds industry standards and is at least commensurate with the quality of NBC's interactive services. NQV agrees to supply NBC with specimens of all uses of the NBC/Olympic logo. NQV agrees to correct promptly, to the extent practicable, all deficiencies in its use of the NBC/Olympic logo and to take measures reasonably designed to correct objective defects in the availability and delivery of the NBC/Olympic logo on the Channel. NQV shall comply with all guidelines provided by NBC with respect to the reproduction and use of the composite NBC/Olympic logo including conformance with NBC's various trademark and logo guidelines provided to NQV which may be amended from time to time, including if required by the use of said guidelines use of appropriate trademark symbols after the first and most prominent use of the marks on each page or panel of materials, and inclusion of NBC's standard trademark attribution legends in all such materials. This license cannot be sub-licensed, assigned or otherwise transferred by NQV to any third person without the prior written consent of NBC. The license granted by NBC hereunder shall automatically and immediately terminate upon the expiration or termination of the Master Venture Agreement or this agreement, as it may be extended, provided however that with respect to Derivative Products only, the license granted by NBC hereunder shall automatically and immediately terminate on the earlier of the sale of the last of the remaining Derivative Products inventory or six (6) months after the expiration or termination of the Master Venture Agreement.





                                       6.

     f) In addition, in order to protect the rights granted to NQV herein, NBC represents and warrants that it has not and shall not license a substantial portion of the rights set forth in Section 3(c) to any entity for use in connection with the Internet Medium.

     g) Subject to the reservation of rights to NBC set forth in Section 2 hereof, NBC hereby grants to NQV an exclusive right to produce, promote, market, sell and distribute Derivative Products as well as a non-exclusive, non-transferable license to use Highlight Video as well as the Other Material in connection with production, marketing, promotion, and distribution of any Derivative Products; provided, that prior to engaging in any such activities, NQV must provide a notice to NBC describing any such Derivative Products and any marketing, promotion or distribution plans therefor in reasonable detail and obtain the prior written consent of NBC. "Derivative Products" shall mean goods or services derived specifically from the Channel or any portion thereof to which NQV can, in NBC's reasonable judgment, provide significant added value. In the event that NBC intends to use Highlight Video in any product to which NBC, in its reasonable judgment believes, NQV can add significant value, NBC will notify the Operating Venture and will discuss in good faith the possibility of NQV producing and distributing any such product. Nothing contained in this Section 3(g) shall be construed to preclude NBC from using Event Video or Other Material in the production, marketing or sale of products by NBC, provided that NBC does not use portions of the Event Video or Other Material that actually incorporate enhancements made by the Operating Entity.

4.   SERVICES TO BE PROVIDED BY NBC TO NQV

     a) As set forth in the promotion commitment delivered by NBC to NQV, NBC will provide meaningful on-air promotion for the Channel on its broadcast and cable television networks (e.g., NBC, CNBC, MSNBC), and to the extent that it engages in promotional efforts on behalf of its broadcast or cable coverage, NBC shall use commercially reasonable efforts to incorporate into such promotional efforts meaningful promotion for the Channel other than on-air promotion which may include each of the following elements (to such extent as NBC shall determine in good faith):

               (i)    print advertisements;

               (ii)   radio promotions;

               (iii) preparation of promotional materials through NBC's Affiliate Promotion Services Department;

               (iv) promotion through NBC's Press Department, which may, at NBC's sole discretion, include satellite feeds, appearances on THE TODAY SHOW or other NBC programs.



                                       7.

     b) In addition to the personnel covered by Section 3(d) hereof, NBC will provide reasonable access to NBC personnel to provide services as reasonably requested by NQV. In keeping with the Principles of Compensation which are attached to the Master Venture Document as Exhibit D, NBC will charge NQV for such personnel providing services to NQV, and will be reimbursed for reasonable expenses of such personnel incurred in connection with providing services to NQV. Such amounts will be invoiced monthly and will be payable 30 days after receipt of invoice by NQV.

     c) To the extent that NBC has any such relationships, NBC will use commercially reasonable efforts to provide access to NQV to its strategic partners and others with whom it has business relationships [ * ] or editorial relationships (writers, newspapers, etc.) for the purposes of furthering possible relationships or promotional opportunities between NQV and such other entities or individuals.

     d) NBC will use reasonable commercial efforts to assist in the coordination and integration of programming between its broadcast and cable properties' coverage of Events and the Channel.

     e) NBC will use reasonable commercial efforts to assist NQV with all Events-related operational needs and logistics at the sites of the Events, including but not limited to, office and work space, wiring and communications, transportation, housing, accreditation, clothing and hospitality, it being understood that NQV will be responsible for any incremental costs incurred in connection therewith.

5.   OTHER TERMS AND CONDITIONS

     a) These NBC Rights and Services Terms ("Terms") will remain in effect until the earlier of the Expiration Date and the Termination Date (as such terms are defined in the Master Venture Agreement) unless earlier terminated by any party in accordance with Sections 11.2, 11.3 or 11.4 of the Master Venture Agreement.

     b) NBC warrants and represents that it has the right to grant the licenses granted herein, subject to all restrictions contained herein, in the Master Venture Agreement and in the Operating Agreement. Except with respect to any music, NBC will defend, indemnify and hold harmless NQV and Quokka, and their respective affiliates, officers, directors, employees and agents from and against any and all third party claims, actions, suits or proceedings, as well as any and all losses, liabilities, damages, costs and expenses (including, without limitation, reasonable attorneys fees) arising out of or accruing from:
         (i) with respect to Event Video only, the exercise of any of the rights granted hereunder by NBC to NQV infringes the copyright, trademark or other proprietary rights of any third party in any jurisdiction; (ii) the use or distribution of any Event Video is defamatory or libelous, or violates the rights of privacy or publicity of any third


[ * ] Confidential Treatment Requested


                                       8.

party; or (iii) relating to the breach of any warranty or representation contained herein. Upon the assertion of any claim or the commencement of any suit or proceeding against NQV or Quokka by any third party that may give rise to liability of NBC hereunder, NQV and/or Quokka, as the case may be, shall promptly notify NBC of the existence of such claim and shall give NBC reasonable opportunity to defend and/or settle the claim at its own expense and with the counsel of its own selection. NQV and/or Quokka shall cooperate with NBC and shall at all times have the right to participate in, but not control, such defense and/or settlement with its own counsel and at its own expense.




                                       9.

                                    EXHIBIT B

                      QUOKKA RIGHTS AND SERVICES AGREEMENT

Unless otherwise defined herein, capitalized terms have the meaning ascribed to them in the Master Venture Agreement and the NBC Rights and Services Terms.

1.   RIGHTS GRANTED BY QUOKKA TO NQV

     a) Quokka grants to NQV a worldwide, royalty free, non-exclusive, non-transferable license to promote, and use in connection with Channel, all Quokka Technology (as defined herein) and Quokka Technology Improvements (as defined herein) owned by Quokka and/or licensed to Quokka (where Quokka has the right to relicense without payment of more than de minimis amounts to third parties); provided, that Quokka shall not license any Quokka Technology or Quokka Technology Improvements to any other person or entity for use in connection with such portion of any Site which contains content relating to the Games and which is promoted to a United States audience. For purposes of clarification, the foregoing proviso shall not apply to any portion of a Site which does not include content related to the Games (i.e., NBA or NFL content) or which is targeted to a non-United States audience and not promoted in the United States (i.e., Yahoo U.K.). The term "Quokka Technology" shall mean any technology now or hereafter developed, purchased, or licensed or otherwise acquired by Quokka (including without limitation any idea, concept, invention, device, design, research, apparatus, machine, practice, process, method, product, improvement, formula, algorithm, technical development or plan, production technique, schematic, block diagram, flow chart, test procedure, mask work, software (including all of the written materials prepared by or for Quokka for any such software, including, but not limited to user manuals), software systems, codes (including HTML formatting code, source code, object code), utilities, design processes, program logic, interactive program structures, retrieval software systems, user interface designs, and any other procedures and methods or operation) which can be or may be used in connection with the development and/or delivery of content to an end user by means of the Internet Medium. In connection with such right and license, Quokka shall provide at no charge NQV with copies of all tangible materials other than hardware constituting or relating to Quokka Technology necessary in order to exploit such Quokka Technology.

     b) Quokka hereby grants to NQV a non-exclusive, non-transferable license to use Quokka Technology in connection with the production, marketing, promotion and distribution of Derivative Products.

     c) All improvements, alterations, and other changes to the Quokka Technology made by or under the authority of Quokka ("Quokka Technology Improvements"), shall be deemed assigned to and inure to the sole benefit of Quokka; provided, that notwithstanding the foregoing, any improvements, alterations, and other changes to the Quokka Technology made by NQV ("Operating Entity Technology Improvements"), shall be deemed assigned to and inure to the sole benefit of NQV. NQV shall grant Quokka a non-exclusive, royalty free license to use NQV Technology Improvements during the term of the Master Venture Agreement.

     (d) Quokka grants to NQV a non-exclusive, non-transferable license during the term of the Master Venture Agreement to use the Quokka logo on the Channel in connection with the production, operation, promotion, marketing and distribution of the Channel pursuant to the Master Venture Agreement, in all media in connection with all promotion, advertising and sponsorship of the Channel including by authorized third parties and in connection with Derivative Products (as herein defined). NQV acknowledges that this is a license and that no ownership interest in and to the Quokka logo is transferred, and that the Quokka logo used alone or with other elements together with the goodwill of the entity symbolized thereby shall remain the property of Quokka. To the extent that any goodwill is generated by the activities of NQV in the Quokka logo, the parties agree that all such goodwill shall accrue to and be owned by Quokka. NQV agrees not to challenge or contest Quokka's ownership interest in the mark, the rights of Quokka in the Quokka logo, the validity of the Quokka mark and the Quokka logo, and agrees that it will do nothing inconsistent with such ownership and all use of the Quokka logo shall accrue to and benefit and be on behalf of Quokka. NQV agrees that it will not set up any adverse claim against Quokka, its parents, affiliates or subsidiaries, as a result of the use of the Quokka logo and that it will fully cooperate with Quokka in any and all activities necessary to maintain Quokka's rights in the Quokka logo, including cooperating with Quokka in recording this agreement with appropriate governmental entities, where necessary. NQV shall comply with all applicable laws and regulations and shall not authorize use by third parties of the Quokka logo without Quokka's permission. All rights to the Quokka logo not expressly granted are hereby reserved by Quokka. NQV is subject to all the restrictions imposed on the use of the Quokka logo mark by agreements between Quokka and third parties. NQV's use of the Quokka logo will be subject to the prior written approval of Quokka, which approval shall not be unreasonably withheld or delayed. NQV agrees to supply Quokka with specimens of all uses of the Quokka logo upon request. NQV agrees to correct promptly, to the extent practicable, all deficiencies in its use of the Quokka logo and to take measures reasonably designed to correct objective defects in the availability and delivery of the Quokka logo on the Channel. NQV shall comply with all guidelines provided by Quokka with respect to the reproduction and use of the Quokka logo including conformance with Quokka's various trademark and logo guidelines provided to NQV which may be amended from time to time, including if required by the use of said guidelines use of appropriate trademark symbols after the first and most prominent use of the marks on each page or panel of materials, and inclusion of Quokka's standard trademark attribution legends in all such materials. This license cannot be sub-licensed, assigned or otherwise transferred by NQV to any third person without the prior written consent of Quokka. The license granted by Quokka hereunder shall automatically and immediately terminate upon the expiration or termination of the Master Venture Agreement or this agreement, as it may be extended, provided however that with respect to Derivative Products only, the license granted by Quokka hereunder shall automatically and immediately terminate on the earlier of the sale of the last of the remaining Derivative Products inventory or six
          (6) months after the expiration or termination of the Master Venture Agreement.

     e) Any content created by Quokka related to the Events which is customarily viewed directly by the end-user (i.e., not Quokka Technology or Quokka Technology Improvements), including without limitation, text, graphics, and photos, shall be owned and retained by NQV.

2.   SERVICES TO BE PROVIDED BY QUOKKA TO NQV

     a) Quokka will provide all personnel necessary to create, develop, operate, host and maintain the Channel in accordance with the Current Content Plan and NQV's annual budget, as well as all related support for NQV. In keeping with the "Principles of Compensation", Quokka will charge NQV for such personnel providing services to NQV, and will be reimbursed in accordance with NQV's annual budget for reasonable expenses of such personnel incurred in connection with providing services to NQV. Such amounts will be invoiced monthly and will be payable 30 days after receipt of invoice by NQV.

     b) For a period of at least fourteen (14) days prior to and during the period of the Games, Quokka will provide meaningful Internet promotion for the Channel through its principal website.

     c) To the extent that Quokka has any such relationships, Quokka will use commercially reasonable efforts to provide access to NQV to its strategic partners and others with whom it has business relationships or editorial relationships for the purposes of furthering possible relationships or promotional opportunities between NQV and such other entities or individuals.

3.   OTHER TERMS AND CONDITIONS

     a) These Quokka Rights and Services Terms ("Terms") will remain in effect until the earlier of the Expiration Date and the Termination Date unless earlier terminated by any party in accordance with Sections 11.2, 11.3 or 11.4 of the Master Venture Agreement.

     b) Quokka warrants and represents that it has the right to grant the rights granted herein. Quokka will defend, indemnify and hold harmless NQV and NBC, and their respective affiliates, officers, directors, employees and agents from and against any and all third party claims, actions, suits or proceedings, as well as any and all losses, liabilities, damages, costs and expenses (including, without limitation, reasonable attorneys fees) arising out of or accruing from breach of any warranty or representation made by Quokka herein. Quokka will defend, indemnify and hold harmless NQV and NBC, and their respective affiliates, officers, directors, employees and agents from and against any and all third party claims, actions, suits or proceedings, as well as any and all losses, liabilities, damages, costs and expenses (including, without limitation, reasonable attorneys fees) arising out of any claim, suit, action or proceeding alleging that any Quokka Technology or Quokka Technology Improvements infringe any copyright, trademark, trade secret, trade dress, patent or other intellectual property right or proprietary right of any third party. In the event that some or all of the Quokka Technology or Quokka Technology Improvements are held by a court of competent jurisdiction to infringe, then Quokka shall have the option, at its expense, to (i) modify such Quokka Technology or Quokka Technology Improvements to be non-infringing , or
(ii) obtain for NQV a license to continue using such Quokka Technology or Quokka Technology Improvements. Upon the assertion of any claim or the commencement of any suit or proceeding against NQV or NBC by any third party that may give rise to liability of Quokka hereunder, NQV and/or NBC, as the case may be, shall promptly notify Quokka of the existence of such claim and shall give Quokka reasonable opportunity to defend and/or settle the claim at its own expense and with the counsel of its own selection. NQV and/or NBC shall cooperate with Quokka and shall at all times have the right to participate in, but not control, such defense and/or settlement with its own counsel and at its own expense.